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Exhibit 99.3

CERTIFICATE

        Reference is made to the Public Medium-Term Note Administrative Procedures for Fixed and Floating Rate Notes, dated as of June 2, 2004 (the "Procedures"), in the form attached hereto. Such Procedures have been approved and agreed to by the undersigned pursuant to the Distribution Agreement, dated June 2, 2004 (the "Distribution Agreement"), among Hydro-Québec, Québec and the Agents (as such term is defined in the Distribution Agreement).

Dated: June 2, 2004

HYDRO-QUÉBEC		QUÉBEC
By:	/s/ MICHEL ROBITAILLE Name: Michel Robitaille Title: Delegate General of Québec in New York	By:	/s/ MICHEL ROBITAILLE Name: Michel Robitaille Title: Delegate General of Québec in New York
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ NANCY KENNAN Name: Nancy Kennan Title: Authorized Signatory
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ HELENA M. WILNER Name: Helena M. Wilner Title: Director
CIBC WORLD MARKETS CORP.
By:	/s/ JAMES OTTON Name: James Otton Title: Managing Director
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ JIGME D. SHINGSAR Name: Jigme D. Shingsar Title: Director
J.P. MORGAN SECURITIES INC.
By:	/s/ CARL J. MEHLDAU Name: Carl J. Mehldau Title: Vice President

PUTNAM LOVELL NBF SECURITIES INC.
By:	/s/ KENNETH A. PATERSON Name: Kenneth A. Paterson Title: Executive Director
RBC CAPITAL MARKETS CORPORATION
By:	/s/ SIMON LING Name: Simon Ling Title: Managing Director
SCOTIA CAPITAL (USA) INC.
By:	/s/ GREG WAYNASKI Name: Greg Waynaski Title: Managing Director
Approved and agreed to by BNY TRUST COMPANY OF CANADA, as Fiscal Agent
By:	/s/ MARCIA REDWAY Name: Marcia Redway Title: Authorized Officer

PUBLIC MEDIUM-TERM NOTE ADMINISTRATIVE
PROCEDURES FOR FIXED AND FLOATING RATE NOTES
(Dated June 2, 2004)

        Medium-Term Notes (the "Notes"), in the aggregate initial offering price of up to US$3,000,000,000 at any one time outstanding bearing the Guarantee (the "Guarantee") of Québec (the "Guarantor") are to be offered on a continuing basis by Hydro-Québec both directly to customers and through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Putnam Lovell NBF Securities Inc., RBC Capital Markets Corporation and Scotia Capital (USA) Inc. who, as agents (each being individually an "Agent" and sometimes collectively referred to herein as the "Agents"), have agreed to use their reasonable best efforts to solicit offers to purchase the Notes from Hydro-Québec. This amount of Notes includes up to US$2,000,000,000 of debt securities that Hydro-Québec has registered with the Securities and Exchange Commission (the "SEC") pursuant to Registration Statement Nos. 33-76074 and 333-112298 (the "Registration Statement", which term shall include any additional registration statement as provided in the introductory paragraphs of the Distribution Agreement (as defined below)) for offer and sale in the United States. The foregoing limits may be increased by Hydro-Québec if in the future it determines that it may wish to sell additional Notes. Each Agent may also purchase Notes as principal for resale. Hydro-Québec may also accept (but not solicit) offers to purchase Notes through additional dealers on substantially the same terms and conditions as would apply to purchases of the Notes to or through the Agents.

        The Notes are being sold pursuant to a distribution agreement among Hydro-Québec, the Guarantor and the Agents, dated June 2, 2004 (the "Distribution Agreement"). The most recent prospectus included in the Registration Statement (the "Prospectus"), as supplemented with respect to the Notes, is herein referred to as the "Prospectus Supplement". The most recent supplement to the Prospectus with respect to the specific terms of one or more Notes is herein referred to as the "Pricing Supplement".

        The Notes will rank equally among themselves and with the other debt securities issued by Hydro-Québec and outstanding on the date hereof or issued hereafter. BNY Trust Company of Canada is the fiscal agent (the "Fiscal Agent" which term shall, unless the context otherwise requires, include its successors and assigns) under the fiscal agency agreement, dated as of June 2, 2004 as may be amended from time to time, relating to the Notes (the "Fiscal Agency Agreement"). The Fiscal Agent will be the paying agent for the payment of the principal of and premium, if any, or interest on the Notes. Unless otherwise specified in the applicable Pricing Supplement, BNY Trust Company of Canada is the calculation agent.

        The Notes will be issued in book-entry form ("Book-Entry Notes") and represented by one or more fully registered global notes without coupons (each, a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee and recorded in the book-entry system maintained by DTC. Owners of beneficial interests in Global Notes will be entitled to physical delivery of Notes issued in certificated form ("Certificated Notes") equal in principal amount to their respective beneficial interests only in certain limited circumstances described in the Prospectus Supplement.

        Notes will be issued in accordance with the administrative procedures set forth herein, as they may be subsequently amended as a result of changes in DTC's operating procedures. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Fiscal Agency Agreement, the Prospectus Supplement or the Notes, as the case may be.

PROCEDURES FOR NOTES IN BOOK-ENTRY FORM

        In connection with the qualification of Notes issued in book-entry form for eligibility in the book-entry system maintained by DTC, the Fiscal Agent will perform the custodial, document control and administrative functions described below, in accordance with its respective obligations under a Letter of Representations from Hydro-Québec and The Bank of New York, as attorney-in-fact of the Fiscal Agent, to DTC, dated June 2, 2004 (the "Letter"), and a Medium-Term Note Certificate Agreement, dated February 28, 1995, between The Bank of New York and DTC (the "Certificate Agreement"), and its obligations as a participant in DTC.

Date of Issuance/ Authentication:
Notes will be dated and issued as of the date of their authentication by the Fiscal Agent and will bear a date of issue (the "Issue Date"). The Issue Date shall remain the same for all Notes subsequently issued upon transfer, exchange or substitution of an original Note regardless of their dates of authentication.
Stated Maturity:	The Stated Maturity of the Notes will be a date selected by the purchaser and agreed to by Hydro-Québec which is nine months or more from their Issue Date.
Currency:	The Notes shall be denominated in U.S. dollars.
Registration:	The Notes will be fully registered in the name of DTC or its nominee.

Guarantee:	The Notes will be guaranteed unconditionally as to principal and any premium or interest by the Guarantor.
Interest:
Unless otherwise specified in the applicable Pricing Supplement, each Note, other than a zero-coupon Note, will bear interest from, and including, its Issue Date or from, and including, the next preceding Interest Payment Date in respect of which interest on such Note has been paid or duly provided for at the fixed rate per annum or at the rate or rates per annum determined pursuant to the reference rate or formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or duly provided for. Interest payments in respect of Fixed Rate Notes will be made either semiannually or annually, and at Maturity (as defined in the Prospectus Supplement) or on any other dates, as specified in the applicable Pricing Supplement. However, the initial interest payment on any Note issued between a Record Date (as defined below) and an Interest Payment Date to which such Record Date pertains will be made on the Interest Payment Date following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, the Record Date with respect to any Interest Payment Date shall be the date 15 calendar days prior to the applicable Interest Payment Date, whether or not such date is a Business Day (as defined below).

Any payment of principal, premium or interest required to be made on an Interest Payment Date or at Maturity of a Fixed Rate Note which is not a Business Day will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or Maturity, as the case may be, to such next succeeding Business Day.

If an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date at Maturity) would otherwise be a day that is not a Business Day with respect to such Note, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue from and after Maturity to such next succeeding Business Day.

For additional special provisions relating to Floating Rate Notes, see the Prospectus Supplement.
Calculation of Interest:
In the case of Fixed Rate Notes, interest (including payments for partial periods) will be calculated and paid on the basis of a 360-day year of twelve 30-day months, unless otherwise specified in the applicable Pricing Supplement.

In the case of Floating Rate Notes, interest will be calculated and paid on the basis of the actual number of days in the Interest Period divided by 360 for CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR and Prime Rate Notes, and on the basis of the actual number of days in the Interest Period divided by the actual number of days in the year for CMT Rate and Treasury Rate Notes.
Redemption and/or Repayment:
If indicated in the applicable Pricing Supplement, the Notes of a particular tenor will be subject to redemption in whole or in part (subject to applicable minimum denominations), at the option of Hydro-Québec on one or more redemption dates as set forth in the applicable Pricing Supplement and in the applicable Notes. The redemption price will be set forth in the applicable Pricing Supplement and in the applicable Notes.

If indicated in the applicable Pricing Supplement, the Notes of a particular tenor will be subject to repayment in whole or in part at the option of the Holders thereof in accordance with the terms of the Notes on one or more repayment dates as set forth in the applicable Pricing Supplement and in the applicable Notes. The repayment price will be set forth in the applicable Pricing Supplement and in the applicable Notes.
Acceptance and Rejection of Offers:
Hydro-Québec shall have the sole right to accept offers to purchase Notes from Hydro-Québec and may reject any such offer in whole or in part. Each Agent shall communicate to Hydro-Québec, orally or in writing, each reasonable offer to purchase Notes from Hydro-Québec received by it. Each Agent shall have the right, in its discretion reasonably exercised, without notice to Hydro-Québec, to reject any offer to purchase Notes in whole or in part. Each acceptance of an offer by Hydro-Québec shall be in writing and duly signed by the Chief Financial Officer, the Corporate Treasurer, the Director, Financial Operations, the Coordinator, Documentation or any other authorized official of Hydro-Québec (an "Authorized Officer").

Preparation of Pricing Supplement:
If any offer to purchase a Note is accepted by Hydro-Québec, Hydro-Québec, with the approval of the Agent which presented such offer (the "Presenting Agent"), will prepare a Pricing Supplement reflecting the terms of such Note. The form of the Pricing Supplement is attached hereto as Appendix A. Hydro-Québec will file the Pricing Supplement with the SEC pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the "Securities Act") no later than the second Business Day following the date of the determination of the settlement information. One copy of the Pricing Supplement and any other applicable supplement (along with a copy of the notice of acceptance received from the SEC if a filing with the SEC was required) will be promptly delivered by courier, telecopier or e-mail to:

(a)	the Presenting Agent to the following address or addresses, as applicable, to:
Credit Suisse First Boston LLC 11 Madison Avenue New York, New York 10010 Attn.: Short and Medium Term Finance Tel.: (212) 325-7198 Fax: (212) 743-5825; or
CIBC World Markets Corp. 425 Lexington Avenue, 5th Floor New York, New York 10017 Tel.: (212) 455-6416 Fax: (212) 855-4977 Attn.: Debt Capital Markets; or

Citigroup Global Markets Inc. Brooklyn Army Terminal 140 58th Street, 5th Floor Brooklyn, New York 11220 Attn.: Diane Graham Tel.: (718) 765-6736 Fax: (718) 765-6734; or
J.P. Morgan Securities Inc. 270 Park Avenue, 7th Floor New York, New York 10017 Attn.: Transaction Execution Group Tel.: (212) 834-4740 Fax: (212) 834-6702; or
Putnam Lovell NBF Securities Inc. 125 West 55th Street, 22nd Floor New York, New York 10019 Tel.: (212) 632-8625 Fax: (212) 632-8618 Attn.: Fixed Income Group; or
RBC Capital Markets Corporation One Liberty Plaza, 2nd Floor 165 Broadway New York, New York 10006-1404 Tel.: (212) 858-7167 Fax: (212) 428-3018 Attn.: RBC Debt Capital Markets; or
Scotia Capital (USA) Inc. One Liberty Plaza, 25th Floor 165 Broadway New York, New York 10006 Tel.: (212) 225-5522 Fax: (212) 225-6566 Attn.: Legal and Compliance Department; or
Merrill Lynch & Co. c/o ADP Integrated Distribution Services 1155 Long Island Avenue Edgewood, New York 11717 Attn.: Charmany Hill Tel.: (631) 254-7118 Fax: (631) 254-7132; and
Merrill Lynch Money Markets Inc. 4 World Financial Center, 15th Floor New York, New York 10080 Attn.: Product Management MTNs Tel.: (212) 449-7582 Fax: (212) 449-2234.

(b)	the Fiscal Agent:
BNY Trust Company of Canada 4 King Street West Suite 1101 Toronto, Ontario M5H 1B6 Attention: Corporate Trust Department; Senior Trust Officer Tel.: (416) 933-8505 Fax: (416) 360-1711

Hydro-Québec shall supply the Presenting Agent prior to the Settlement Date (as defined below in "Settlement") with an adequate supply of Prospectuses, Prospectus Supplements and Pricing Supplements at the address specified by the Presenting Agent. The Presenting Agent will cause the Prospectus, the Pricing Supplement and the Prospectus Supplement to be delivered to the purchaser of the Note or such purchaser's agent.

The Agents will affix the Pricing Supplement to the Prospectus Supplement prior to their use. Outdated Pricing Supplements, and the Prospectus Supplement to which they are attached (other than those retained for files), will be destroyed.
Procedure for Changes in Rate or Other Variable Terms:
When a decision has been reached to change the interest rate or any other variable term on any Notes being sold by Hydro-Québec, Hydro-Québec will promptly advise the Agents and the Agents will forthwith suspend solicitation of offers to purchase such Notes. The Agents may telephone Hydro-Québec with recommendations as to the changed interest rates or other variable terms. At such time as Hydro-Québec advises the Agents of the new interest rates or other variable terms, the Agents may resume solicitation of offers to purchase such Notes. Until such time only "indications of interest" may be recorded. Immediately after acceptance by Hydro-Québec of an offer to purchase at a new interest rate or new variable term, Hydro-Québec, the Agents and the Fiscal Agent shall follow the procedures set forth under "Settlement Procedures". The foregoing procedure for changes shall in no way affect Hydro-Québec's or the Guarantor's right to suspend all solicitations of offers to purchase Notes as set forth in the Distribution Agreement.

Suspension of Solicitation:
Hydro-Québec may instruct the Agents to suspend solicitation of purchases at any time. The Guarantor may instruct the Agents to suspend solicitation of purchases if any of the events described in Appendix B hereof occur. Upon receipt of instructions from Hydro- Québec or the Guarantor to suspend solicitation of purchases, the Agents will forthwith suspend solicitation of purchases from Hydro-Québec until such time as Hydro-Québec or the Guarantor, as the case may be, has advised them that such solicitation may be resumed. In the event that at the time the solicitation is suspended (other than to change interest rates or other variable terms) there shall be any orders outstanding which have not been settled, Hydro-Québec will promptly advise the Agents and the Fiscal Agent whether such orders may be settled and whether copies of the Prospectus as theretofore amended and/or supplemented as in effect at the time of the suspension may be delivered in connection with the settlement of such orders. Hydro-Québec will have the sole responsibility for such decision and for any arrangements which may be made in the event that Hydro-Québec determines that such orders may not be settled or that copies of such Prospectus may not be so delivered.
Amendment or Supplement:
If any of the events described in Appendix B or C shall occur, the Guarantor or Hydro-Québec, respectively, shall inform the Agents as promptly as practicable and consult with the Agents as to the desirability of amending or supplementing the Registration Statement, the Prospectus or the Prospectus Supplement and, in connection therewith, the Guarantor or Hydro-Québec may instruct the Agents to suspend solicitation of purchases. If Hydro-Québec decides to amend the Registration Statement (including incorporating any documents by reference therein) or supplement any of such documents (other than to change rates or other variable terms), it will promptly advise the Agents and the Fiscal Agent and will furnish the Agents and their counsel with copies of the proposed amendment (including any document proposed to be incorporated by reference therein) or supplement. If there is any substantive change to the Prospectus or Prospectus Supplement, Hydro-Québec will file the Prospectus or Prospectus Supplement (as the case may be) with the SEC pursuant to Rule 424(b)(3) under the Securities Act) no later than the fifth Business Day following the date it is first used. One copy of the Prospectus or Prospectus Supplement (as the case may be) along with a copy of the notice of acceptance received from the SEC will be promptly delivered by courier, telecopier or e-mail to:

(a)	the Agents at the following addresses:
Credit Suisse First Boston LLC 11 Madison Avenue New York, New York 10010 Attn.: Short and Medium Term Finance; and
CIBC World Markets Corp. 425 Lexington Avenue, 5th Floor New York, New York 10017 Attn.: Debt Capital Markets; and
Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Attn.: Medium-Term Note Department; and
J.P. Morgan Securities Inc. 270 Park Avenue, 7th Floor New York, New York 10017 Attn.: Transaction Execution Group; and
Merrill Lynch Money Markets Inc. 4 World Financial Center, 15th Floor New York, New York 10080 Attn.: Product Management MTNs; and
Putnam Lovell NBF Securities Inc. 125 West 55th Street, 22nd Floor New York, New York 10019 Attn.: Fixed Income Group; and

RBC Capital Markets Corporation One Liberty Plaza, 2nd Floor 165 Broadway New York, New York 10006-1404 Attn.: RBC Debt Capital Markets; and
Scotia Capital (USA) Inc. One Liberty Plaza, 25th Floor 165 Broadway New York, New York 10006 Attn.: Legal and Compliance Department.
(b)	the Fiscal Agent at the following address:
BNY Trust Company of Canada 4 King Street West Suite 1101 Toronto, Ontario M5H 1B6 Attention: Corporate Trust Department; Senior Trust Officer

Delivery of Prospectus Supplement:
A copy of the most recent Prospectus, Prospectus Supplement and Pricing Supplement must accompany or precede the earlier of (a) the written confirmation of a sale sent to a customer or his agent and (b) the delivery of Notes to a customer or his agent, including delivery of beneficial interests in Global Notes through DTC.
Authenticity of Signatures:
The Agents will have no obligation or liability to Hydro-Québec, the Guarantor or the Fiscal Agent in respect of the authenticity of the signature of any officer, employee or agent of Hydro-Québec, the Guarantor or the Fiscal Agent on any Note.
Documents Incorporated by Reference:	Hydro-Québec shall supply the Agents with an adequate supply of all documents incorporated by reference in the Registration Statement if such documents are not available on EDGAR.
Business Day:
"Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in The City of New York; provided, however, that with respect to Notes as to which LIBOR is the applicable Reference Rate, such day is also a "London Business Day".

London Business Day:	"London Business Day" means a day on which commercial banks are open for business (including dealings in currencies other than U.S. dollars) in London, England.
Issuance:
All Fixed Rate Notes issued in book-entry form having the same Issue Date, Interest Rate, Interest Payment Dates, and Stated Maturity, and any other terms set forth in the applicable Pricing Supplement (collectively, the "Fixed Rate Terms") will be represented initially by one or more Global Notes; and all Floating Rate Notes issued in book-entry form having the same Issue Date, Reference Rate, Spread or Spread Multiplier, if any, Initial Interest Rate, minimum interest rate, if any, maximum interest rate, if any, Interest Payment Dates, Interest Payment Periods, Interest Reset Dates, Interest Rate Reset Period, Interest Determination Dates, Calculation Dates, Index Maturity, and Stated Maturity and any other terms set forth in the applicable Pricing Supplement (collectively, "Floating Rate Terms") will be represented initially by one or more Global Notes.

Each Global Note will be dated and issued as of the date of its authentication by the Fiscal Agent. Each Global Note will bear interest (a) with respect to an original Global Note (or any portion thereof), from its Issue Date and (b) with respect to any Global Note (or portion thereof) issued subsequently upon exchange of a Global Note or in lieu of a destroyed, lost or stolen Global Note, from the most recent Interest Payment Date with respect to which interest has been paid or duly provided for on the predecessor Global Note or Global Notes (or if no such payment or provision has been made, the Issue Date of the predecessor Global Note or Global Notes), regardless of the date of authentication of such subsequently issued Global Note.
Identification:
Hydro-Québec has arranged with the CUSIP Service Bureau of Standard & Poor's Corporation (the "CUSIP Service Bureau") for the reservation of approximately 900 CUSIP numbers which have been reserved for and relating to Global Notes, and Hydro-Québec has delivered to the Fiscal Agent and DTC such list of such CUSIP numbers. Hydro-Québec will assign CUSIP numbers to Global Notes as described below under Settlement Procedure B. DTC will notify the CUSIP Service Bureau periodically of the CUSIP numbers that Hydro-Québec has assigned to Global Notes. The Fiscal Agent will notify Hydro-Québec at any time when fewer than 100 of the reserved CUSIP numbers remain unassigned to Global Notes, and, if it deems necessary, Hydro-Québec will reserve additional CUSIP numbers for assignment to Global Notes. Upon obtaining such additional CUSIP numbers, Hydro-Québec will deliver a list of such additional numbers to the Fiscal Agent and DTC.

Registration:
Each Global Note will be registered in the name of Cede & Co., as nominee for DTC, on the Note Register maintained by the Fiscal Agent under the Fiscal Agency Agreement. The owner of a beneficial interest in a Global Note (or one or more indirect participants in DTC designated by such owner) will designate one or more participants in DTC (with respect to such Book-Entry Note, the "Participants") to act as agent for such beneficial owner in connection with the book-entry system maintained by DTC, and DTC will record in book-entry form, in accordance with instructions provided by such Participants, a credit balance with respect to such Book-Entry Note in the account of such Participants. The ownership interest of such beneficial owner in such Book-Entry Note will be recorded through the records of such Participants or through the separate records of such Participants and one or more indirect participants in DTC.
Transfers:
Transfers of a beneficial interest in a Global Note will be accomplished by book entries made by DTC and, in turn, by Participants (and in certain cases, one or more indirect participants in DTC) acting on behalf of transferors and transferees of such beneficial interest.
Exchanges:
The Fiscal Agent may deliver to DTC and the CUSIP Service Bureau at any time a written notice specifying (a) the CUSIP numbers of two or more Global Notes outstanding on such date having the same Fixed Rate Terms or Floating Rate Terms, as the case may be (other than Issue Dates), and for which interest has been paid to the same date; (b) a date, occurring at least 30 days after such written notice is delivered and at least 30 days before the next Interest Payment Date for the related Book-Entry Notes, on which such Global Notes shall be exchanged for a single replacement Global Note; and (c) a new CUSIP number, obtained from Hydro-Québec, to be assigned to such replacement Global Note. Upon receipt of such a notice, DTC will send to its Participants (including the Fiscal Agent) a written reorganization notice to the effect that such exchange will occur on such date. Prior to the specified exchange date, the Fiscal Agent will deliver to the CUSIP Service Bureau written notice setting forth such exchange date and the new CUSIP number and stating that, as of such exchange date, the CUSIP numbers of the Global Notes to be exchanged will no longer be valid. On the specified exchange date, the Fiscal Agent will exchange such Global Notes for a single Global Note bearing the new CUSIP number and the CUSIP numbers of the exchanged Global Notes will, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. Notwithstanding the foregoing, if the Global Notes to be exchanged exceed US$500,000,000 in aggregate principal amount, one replacement Global Note will be authenticated and issued to represent US$500,000,000 of principal amount of the exchanged Global Notes and an additional Global Note or Global Notes will be authenticated and issued to represent any remaining principal amount of such Global Notes (see "Denominations" below).

Denominations:
Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of US$1,000 and any larger denomination which is an integral multiple of US$1,000. Global Notes will be denominated in principal amounts not in excess of US$500,000,000. If one or more Book-Entry Notes having an aggregate principal amount in excess of US$500,000,000 would, but for the preceding sentence, be represented by a single Global Note, then one Global Note will be issued to represent each US$500,000,000 principal amount of such Book-Entry Note or Notes issued and an additional Global Note or Notes will be issued to represent any remaining principal amount of such Book-Entry Note or Notes. In such a case, each of the Global Notes representing such Book-Entry Note or Notes shall be assigned the same CUSIP number.
Interest:
General. DTC will arrange for each pending deposit message described under Settlement Procedure D below to be transmitted to Standard & Poor's, which will use the information in the message to include certain terms of the related Global Note in the appropriate daily bond report published by Standard & Poor's.

Notice of Interest Payments and Regular Record Dates. On the first Business Day of January, April, July and October of each year, the Fiscal Agent will deliver to Hydro-Québec and DTC a written list of Record Dates and Interest Payment Dates that will occur during the six-month period beginning on such first Business Day with respect to Floating Rate Notes issued in book-entry form.

Notice of Interest Rates. Promptly after each Interest Determination Date or Calculation Date, as the case may be, for Floating Rate Notes issued in book-entry form, the Fiscal Agent will notify each of Moody's Investors Services, Inc. and Standard & Poor's Corporation of the interest rates determined as of such Interest Determination Date.
Payments of Principal and Interest:
Payments of Interest Only. Promptly after each Record Date, the Fiscal Agent will deliver to Hydro-Québec and DTC a written notice specifying by CUSIP number the amount of interest to be paid on each Global Note on the following Interest Payment Date (other than an Interest Payment Date coinciding with Maturity) and the total of such amounts. DTC will confirm the amount payable with respect to each Global Note on such Interest Payment Date by reference to the daily bond reports published by Standard & Poor's. On such Interest Payment Date, Hydro-Québec will pay, or cause to be paid, to the Fiscal Agent, and the Fiscal Agent in turn will pay to DTC, such total amount of interest due (other than at Maturity), at the times and in the manner set forth below under "Manner of Payment".

Payments at Maturity. On or about the first Business Day of each month, the Fiscal Agent will deliver to Hydro-Québec and DTC a written list of principal and any premium and interest to be paid at Maturity on each Global Note falling in the following month. The Fiscal Agent, Hydro-Québec and DTC will confirm the amounts of any such principal, premium and interest with respect to a Global Note not later than the second Business Day preceding the Maturity of such Global Note. At Maturity, Hydro-Québec will pay, or cause to be paid, to the Fiscal Agent, and the Fiscal Agent in turn will pay to DTC, the principal amount of such Global Note becoming due at Maturity, together with any premium and interest due at Maturity, at the times and in the manner set forth below under "Manner of Payment". If the Maturity is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest shall accrue on such payment for the period from and after Maturity to such next succeeding Business Day. Promptly after full payment to DTC of the principal and any premium or interest on such Global Note, the Fiscal Agent will cancel such Global Note and deliver a certificate to Hydro-Québec as contemplated by Section 2(g) of the Fiscal Agency Agreement.

Payment upon Redemption. The Fiscal Agent will comply with the terms of the Letter with regard to redemptions or repayments of the Book-Entry Notes. In the case of Book-Entry Notes stated by their terms to be redeemable prior to their Stated Maturity, at least 60 calendar days before the date fixed for redemption (the "Redemption Date"), Hydro-Québec shall notify the Fiscal Agent of Hydro-Québec's election to redeem such Book-Entry Notes in whole or in part and the principal amount of such Book-Entry Notes to be so redeemed. At least 30 calendar days but not more than 60 calendar days prior to the Redemption Date, the Fiscal Agent shall notify DTC of Hydro-Québec's election to redeem such Book-Entry Notes. The Fiscal Agent shall notify Hydro-Québec and DTC of the CUSIP numbers of the particular Book-Entry Notes to be redeemed either in whole or in part. Hydro-Québec, the Fiscal Agent and DTC will confirm the amounts of such principal and any premium and interest payable with respect to each such Book-Entry Note on or about the fifth Business Day preceding the Redemption Date of such Book-Entry Note. Hydro-Québec will pay, or cause to be paid, to the Fiscal Agent, in accordance with the terms of the Fiscal Agency Agreement, the amount necessary to redeem each such Book-Entry Note or the applicable portion of each such Book-Entry Note. The Fiscal Agent will pay such amount to DTC at the times and in the manner set forth herein. Promptly after payment to DTC of the amount due on the Redemption Date for such Book-Entry Note, the Fiscal Agent shall cancel and, unless otherwise instructed by Hydro-Québec or the Guarantor, destroy any such Book-Entry Note redeemed in whole and shall deliver to Hydro-Québec a certificate of destruction. If a Global Note is to be redeemed in part, the Fiscal Agent will cancel and, unless otherwise instructed by Hydro-Québec or the Guarantor, destroy such Global Note and issue a Global Note which shall represent the remaining portion of such Global Note and shall bear the CUSIP number of the cancelled Global Note.

Manner of Payment. The total amount of any principal and any premium and interest due on the Notes on any Interest Payment Date or at Maturity shall be paid by Hydro-Québec to an account designated by the Fiscal Agent in funds available for use by the Fiscal Agent on such date. Hydro-Québec will confirm such instructions in writing to the Fiscal Agent. Prior to 10:00 a.m., New York City time, on such date or as soon as possible thereafter, the Fiscal Agent will pay by separate wire transfer (using Fedwire message entry instructions in a form previously specified by DTC) to an account at the Federal Reserve Bank of New York previously specified by DTC, in funds available for immediate use by DTC, each payment of principal and any premium or interest due on a Note on such date. Thereafter on such date, DTC will pay, in accordance with its operating procedures then in effect, such amounts in funds available for immediate use to the respective Participants in whose names the beneficial interests in such Notes are recorded in the book-entry system maintained by DTC. Neither Hydro-Québec nor the Fiscal Agent shall have any responsibility or liability for the payment by DTC of the principal of, and any premium and interest on, the Notes to such Participants.

Withholding Taxes. The amount of any taxes required under applicable law to be withheld from any interest payment on the Notes will be determined and withheld by the Participant, indirect participant in DTC or other Person responsible for forwarding payments and materials directly to the owners of beneficial interests in such Notes.
Settlement:
The receipt of immediately available funds by Hydro-Québec in payment for Notes and the authentication and delivery of such Notes shall, with respect to such Notes, constitute "Settlement". Offers accepted by Hydro-Québec will be settled within three Business Days pursuant to the timetable for Settlement set forth below, unless the purchaser, the applicable Presenting Agent and Hydro-Québec agree to Settlement on a later date, which shall be specified upon acceptance of such offer (the date of such Settlement, the "Settlement Date").

Settlement Procedures:	Settlement Procedures will be as follows:
	A.	The Presenting Agent will advise Hydro-Québec by telephone of the following Settlement information:
		1.	Aggregate principal amount of the Note.
		2.	Denominations of the Note (if other than US$1,000).
		3.	Fixed Rate Notes:
			(i)	interest rate; and
			(ii)	interest payment date(s);
Floating Rate Notes:
			a)	reference rate;
			b)	spread or spread multiplier, if any;
			c)	initial interest rate;
			d)	maximum interest rate, if any;
			e)	minimum interest rate, if any;
			f)	interest payment dates;
			g)	interest payment period;
			h)	interest reset dates;
			i)	interest reset period;
			j)	interest determination date;
			k)	calculation date;
			l)	index maturity; and
			m)	calculation agent (if different than BNY Trust Company of Canada).
		4.	Price to public of the Note or whether such Note is being offered at varying prices relating to prevailing market prices at the time of resale as determined by the Presenting Agent.
		5.	Trade Date.

	6.	Settlement Date (Issue Date).
	7.	Stated Maturity.
	8.	Redemption Date(s), minimum denomination to be redeemed (if other than US$1000), Initial Redemption Percentage and Annual Redemption Percentage Reduction for the Note (if applicable).
	9.	Optional Repayment Date(s) and minimum denomination to be repaid (if other than US$1000).
	10.	Such Presenting Agent's commission.
	11.	Net proceeds to Hydro-Québec.
	12.	Whether such Note is being sold to the Presenting Agent as principal or to an investor or other purchaser through the Presenting Agent acting as Agent for Hydro-Québec.
B.
Hydro-Québec will have a CUSIP number assigned to the Global Note representing such Note and then advise the Fiscal Agent by facsimile of the above settlement information received from such Presenting Agent, such CUSIP number and the name of the Presenting Agent. The Fiscal Agent will communicate to the Presenting Agent, within one Business Day of the Trade Date, the CUSIP number assigned to the Global Note. Hydro-Québec also shall provide to the Fiscal Agent and such Presenting Agent a copy of the Pricing Supplement duly signed by an Authorized Official of Hydro-Québec.
C.	The Fiscal Agent will communicate to DTC and such Presenting Agent through DTC's Participant Terminal System, a pending deposit message specifying the following settlement information:
	1.	The information set forth in Settlement Procedure A.
	2.	Identification numbers of the participant accounts maintained by DTC on behalf of the Fiscal Agent and the Presenting Agent.

3.
If such Book-Entry Note is interest bearing, the initial Interest Payment Date for such Note, number of days by which such date succeeds the related Record Date for DTC purposes (or, in the case of a Floating Rate Note which resets daily or weekly, the date five calendar days preceding the Interest Payment Date) and, if then calculable, the amount of interest payable on such Interest Payment Date (which amount shall have been confirmed by the Fiscal Agent).
	4.	CUSIP number of the Global Note representing such Note.
	5.	Whether such Global Note represents any other Notes issued or to be issued in book-entry form.
D.
DTC will arrange for each pending deposit message described above to be transmitted to Standard & Poor's Corporation, which will use the information in the message to include certain terms of the related Global Note in the appropriate daily bond report published by Standard & Poor's Corporation.
E.
The Fiscal Agent will complete, issue and authenticate the Global Note or Notes representing such Note or Notes in a form that has been approved by Hydro-Québec, the Agents and the Fiscal Agent. The Global Note will be completed on the basis of the information contained in the Pricing Supplement received by the Fiscal Agent pursuant to Settlement Procedure B.
F.	DTC will credit such Note or Notes to the participant account of the Fiscal Agent identified under Settlement Procedure C.2.
G.
The Fiscal Agent will enter a delivery order through DTC's Participant Terminal System instructing DTC (a) to debit such Note or Notes to the Fiscal Agent's participant account and credit such Note to the participant account of the Presenting Agent identified under Settlement Procedure C.2 and (b) to debit the settlement account of the Presenting Agent and credit the settlement account of the Fiscal Agent maintained by DTC, in an amount equal to the price of such Note or Notes less such Agent's commission. Any entry of such a delivery order shall be deemed to constitute a representation and warranty by the Fiscal Agent to DTC that (a) the Global Note representing such Note or Notes has been issued and authenticated and (b) the Fiscal Agent is holding such Global Note pursuant to the Certificate Agreement.

H.
The Presenting Agent will enter a delivery order through DTC's Participant Terminal System instructing DTC (a) to debit such Note or Notes to the Presenting Agent's participant account and credit such Note or Notes to the participant accounts maintained by DTC for the Participants having an interest in such Note and (b) to debit the settlement accounts of such Participants and credit the settlement account of the Presenting Agent maintained by DTC, in an amount equal to the initial public offering price of such Note.
I.	Transfers of funds in accordance with delivery orders described in Settlement Procedures G and H will be settled in accordance with DTC operating procedures in effect on the Settlement Date.
J.
The Fiscal Agent will wire to Hydro-Québec's designated account, pursuant to standard wire instructions given two days prior to the Settlement Date by Hydro-Québec by letter or facsimile transmission to the Fiscal Agent, funds available for immediate use in the amount transferred to the Fiscal Agent in accordance with Settlement Procedure G.
K.
The Fiscal Agent will send a copy of the Global Note or Notes by first class mail to Hydro-Québec together with a statement setting forth the principal amount of Notes outstanding as of the related Settlement Date after giving effect to such transaction.

L.
The Presenting Agent will confirm the purchase of such Notes to the purchaser either by transmitting to the Participant with respect to such Note a confirmation order through DTC's Participant Terminal System or by mailing a written confirmation to such purchaser.
Settlement Procedures Timetable:
For offers accepted by Hydro-Québec, Settlement Procedures "A" through "L" set forth above shall be completed as soon as possible but not later than the respective times (New York City time) set forth below:

Settlement Procedure	Time
A	11:00 a.m. on the Trade Date or within one hour following the trade
B	Noon on the Trade Date or within one hour following the trade
C-D	No later than the close of business on the Trade Date
E	9:00 a.m. on the Settlement Date
F	10:00 a.m. on the Settlement Date
G-H	No later than 2:00 p.m. on the Settlement Date
I	4:00 p.m. on the Settlement Date
J-L	5:00 p.m. on the Settlement Date

If a sale is to be settled more than one Business Day after the Trade Date, Settlement Procedures A through D may, if necessary, be completed at any time prior to the specified times on the first Business Day after such Trade Date. In connection with a sale which is to be settled more than one Business Day after the Trade Date, if the initial interest rate for Floating Rate Notes is not known at the time that Settlement Procedure A is completed, Settlement Procedures B through D shall be completed as soon as such rates have been determined, but no later than 11:00 a.m. and 2:00 p.m., New York City time, respectively, on the second Business Day before the Settlement Date. Settlement Procedure J is subject to extension in accordance with any extension of Fedwire closing deadlines and in the other events specified in the DTC operating procedures in effect on the Settlement Date.

If settlement of a Book-Entry Note is rescheduled or cancelled, the Fiscal Agent will deliver to DTC, through DTC's Participant Terminal System, a cancellation message to such effect by no later than 5:00 p.m., New York City time, on the Business Day immediately preceding the scheduled Settlement Date.
Failure to Settle:
If the Fiscal Agent fails to enter a delivery order with respect to a Book-Entry Note pursuant to Settlement Procedure G, the Fiscal Agent may deliver to DTC, through DTC's Participant Terminal System, as soon as practicable a withdrawal message instructing DTC to debit such Note to the participant account of the Fiscal Agent maintained at DTC. DTC will process the withdrawal message, provided that such participant account contains a principal amount of the Global Note representing such Book-Entry Note that is at least equal to the principal amount to be debited. If withdrawal messages are processed with respect to all the Notes represented by a Global Note, the Fiscal Agent will mark such Global Note "cancelled", make appropriate entries in its records and send such cancelled Global Note to Hydro-Québec. The CUSIP number assigned to such Global Note shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. If withdrawal messages are processed with respect to a portion of the Book-Entry Notes represented by a Global Note, the Fiscal Agent will exchange such Global Note for two Global Notes, one of which shall represent the Book-Entry Notes for which withdrawal messages are processed and shall be cancelled immediately after issuance, and the other of which shall represent the other Book-Entry Notes previously represented by the surrendered Global Note and shall bear the CUSIP number of the surrendered Global Note.

If the purchase price for any Book-Entry Note is not timely paid to the Participants with respect to such Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the Presenting Agent may enter delivery orders through DTC's Participant Terminal System reversing the orders entered pursuant to Settlement Procedures G and H, respectively. Thereafter, the Fiscal Agent will deliver the withdrawal message and take the related actions described in the preceding paragraph. If such failure shall have occurred for any reason other than default by the Presenting Agent to perform its obligations hereunder or under the Distribution Agreement, Hydro-Québec will reimburse such Agent on an equitable basis for its loss of the use of funds during the period when the funds were credited to the account of Hydro-Québec.

Notwithstanding the foregoing, upon any failure to settle with respect to a Global Note, DTC may take any actions in accordance with its operating procedures then in effect. In the event of a failure to settle with respect to a Note that was to have been represented by a Global Note also representing other Notes, the Fiscal Agent will provide, in accordance with Settlement Procedures E and F, for the authentication and issuance of a Global Note representing such remaining Notes and will make appropriate entries in its records.

APPENDIX A [Form of Pricing Supplement]
Pricing Supplement
(To prospectus dated February 2, 2004 and
prospectus supplement dated June 2, 2004)
HYDRO-QUÉBEC US$[ ] Medium-Term Notes Due Nine Months or More from Date of Issue Guaranteed unconditionally as to payment of principal, premium, if any, and interest by QUÉBEC (Canada)

1.	Issuer: Guarantor:		Hydro-Québec Québec

2.	Issue Date:		[ ]

3.	Aggregate Principal Amount:		US$[ ]

4.	Issue Price (as a Percentage of Principal Amount):		[ ]%

5.	Stated Maturity:		[ ]

6.	Minimum Denomination:		US$[ ]

7.	Interest Rate:		[Floating] [Fixed ([ ]% per annum)]
	a.	Interest Payment Dates:	[ ]
	b.	Record Dates:	[ ]
	c.	Indexed Note:	Yes No
	d.	Floating Rate Notes
		(i) Reference Rate:	CD Rate
CMT Rate
CMT Telerate Page: [7051][7052]
CMT Maturity Index: [ ]
Commercial Paper Rate
Federal Funds Rate
LIBOR

A-1

Index Currency: [ ]
LIBOR Telerate
LIBOR Reuters
Prime Rate
Treasury Rate
Other Rate: [ ]
		(ii) Interest Payment Period:	[ ]
		(iii) Interest Reset Period:	[ ]
		(iv) Interest Reset Dates:	[ ]
		(v) Initial Interest Rate:	[ ]
		(vi) Interest Determination Dates:	[ ]
		(vii) Index Maturity:	[ ]
		(viii) Spread:	[ ]
		(ix) Spread Multiplier:	[ ]
		(x) Maximum Interest Rate:	[ ]
		(xi) Minimum Interest Rate:	[ ]
		(xii) Calculation Date:	[ ]

8.	The Notes may be redeemed at our option prior to Stated Maturity:		Yes No
	a.	Optional Redemption Date[s]:	[ ]
	b.	Initial Redemption Percentage:	[ ]
	c.	Annual Redemption Percentage
Reduction (if other than 100%
		of aggregate principal amount):	[ ]
	c.	Optional Redemption Price[s]:	[ ]

9.	The Notes may be repaid at the option of the Holders prior to Stated Maturity:		Yes No
	a.	Optional Repayment [Period[s]] [Date[s]]:	[ ]
	b.	Optional Repayment Price[s]:	[ ]
	c.	Other Optional Repayment Provisions:	[ ]

10.	Name[s] of Agent[s]:		[ ]
	Name[s] of Other Dealer[s]:		[ ]
Acting as: Agent Principal

11.	Fiscal Agent:		BNY Trust Company of Canada

12.	Calculation Agent:		BNY Trust Company of Canada

13.	Other Provisions:		[ ]
This pricing supplement is dated [ ].

A-2

APPENDIX B

Developments in the Affairs of Québec
to be Discussed with the Agents in Connection
with the Medium-Term Note Program

1.
Provincial election resulting in a change in government.

2.
Announcement or prospective announcement of interim budget.

3.
Announcement or prospective announcement of revised estimates of budget deficit or net financial requirements (other than in connection with quarterly presentation of financial transactions of the Ministère des Finances).

4.
Announcement or prospective announcement of any of the following economic indicators or statistics, where the new number represents a material adverse change from the corresponding number in the Prospectus Supplement:
–	inflation rate (CPI)
–	unemployment rate
–	gross domestic product
5.
Any development that materially restricts or could materially restrict access of principal Québec exports to principal export markets.

6.
Imposition of fixed exchange rate, exchange controls or like controls in Canada.

7.
Announcement or prospective announcement of changes to programs for Government of Canada transfers that materially decrease the share or amount of such transfers to Québec.

8.
Announcement or prospective announcement of major losses by Government corporations or agencies or of changes in the Government's financial policy relating to such corporations and agencies.

9.
Announcement or prospective announcement of major changes in government fiscal or economic policy, including commitment to current zero deficit legislation.

10.
Announcement or prospective announcement with respect to material constitutional matters.

B-1

11.
Any other development or prospective development in the political, economic or financial affairs of Québec that might be material to an investor in securities issued by Hydro-Québec.

B-2

APPENDIX C

Developments in the Affairs of Hydro-Québec
to be Discussed with the Agent in Connection
with the Medium-Term Note Program

1.
Proposed release of annual or quarterly financial statements.

2.
Any material change or prospective change in Hydro-Québec's major generating, transmission or distribution operations.

3.
Any material change in Hydro-Québec's relationship with Québec.

4.
Any material change in Hydro-Québec's source of funds or operating plan.

5.
Any material adverse change in Hydro-Québec's subsidiaries and affiliates, when considered as a whole, which might affect the business or properties of Hydro-Québec.

6.
Notice of commencement of material litigation or governmental proceedings against or involving Hydro-Québec.

7.
Any change in Hydro-Québec's external auditors.

8.
Any default or anticipated default in any of Hydro-Québec's outstanding debt securities.

9.
Any other change, or any development involving a prospective change, in or affecting the business or properties of Hydro-Québec that might be material to an investor in debt securities issued by Hydro-Québec.

C-1

QuickLinks

PUBLIC MEDIUM-TERM NOTE ADMINISTRATIVE PROCEDURES FOR FIXED AND FLOATING RATE NOTES (Dated June 2, 2004)
PROCEDURES FOR NOTES IN BOOK-ENTRY FORM
APPENDIX B
APPENDIX C